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TMNG GLOBAL ANNOUNCES CHANGES TO EXECUTIVE LEADERSHIP

Overland Park, KS – January 9, 2012 – TMNG Global (Nasdaq: TMNG), a premier provider of professional services and software solutions to global leaders in the communications, digital media, and technology industries, today announced changes to its executive management team.

●	Donald Klumb has been named the Company’s Chief Executive Officer and will continue to serve as the Company’s Chief Financial Officer.
●	Roy Wilkens has been named interim Chairman of the Board of Directors.
●	Richard Nespola was terminated as the Company’s Chairman of the Board and Chief Executive Officer. He remains a member of the Company’s Board of Directors.

Donald Klumb has served as TMNG Global’s Chief Financial Officer since 1999.  Prior to joining TMNG, he was a partner at Deloitte & Touche where he led the Midwest Telecommunications Practice.

Roy Wilkens has served as a director of the Company since 1999. He was previously the Chief Executive Officer of WilTel, Inc., a wholesale communications carrier which he founded and a subsidiary of The Williams Companies, an oil and gas pipeline company. In 1992, President George H. W. Bush appointed Mr. Wilkens to the National Security Telecommunications Advisory Council. He has also served as chairman of both the Competitive Telecommunications Association and the National Telecommunications Network.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a premier provider of professional services to the global leaders in the communications, digital media, and technology industries.  TMNG Global and its divisions, CSMG and Cartesian, and a team of more than 500 experts, provide strategy, operations and technology consulting services and technical solutions to more than 1,200 communications clients worldwide. The company is headquartered in Overland Park, Kansas, with offices in Boston, London, New Jersey, and Washington, D.C. For more information about the company and its services, visit www.tmng.com.

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